Exhibit (a)(1)(B)

Certain technical and administrative guidelines with regard to the recommended cash offer for all the issued and outstanding ordinary shares in the capital of

Ordinary shares	ISIN:	NL0010157558

Technical Information Memorandum to Admitted Institutions

NYSE Euronext Amsterdam N.V.

IMPORTANT INFORMATION — READ CAREFULLY

Definitions used in this Technical Information Memorandum are set out in the Offer Memorandum, that was published on 19 June 2013 (the Offer Memorandum) and the press release issued in connection therewith. This Technical Information Memorandum contains references to certain sections in the Offer Memorandum. The Offer Memorandum provides the full detailed information on the Offer and will be, amongst others, available free of charge as of 19 June 2013, via Rabobank International GFM Equity Syndicate, Croeselaan 18, 3521 CB Utrecht (tel. +31 (0)30 712 3785 / email: prospectus@rabobank.com).

This technical information memorandum (Technical Information Memorandum) is intended only to inform institutions admitted to NYSE Euronext Amsterdam (Admitted Institutions) about certain administrative and technical guidelines in relation to the recommended cash offer by Oak Leaf B.V. (the Offeror), to all holders of issued and outstanding ordinary shares with a nominal value of EUR 0.12 each (the Shares and each a Share, the holders of such Shares the Shareholders), in the share capital of D.E MASTER BLENDERS 1753 N.V. (DEMB) to purchase for cash their Shares on the terms and subject to the conditions and restrictions set forth in the Offer Memorandum (the Offer). As at the date of the Offer Memorandum, 594,859,274 Shares are issued by DEMB and subject to the Offer.

This Technical Information Memorandum may only be disclosed or distributed to professional market parties, and only in accordance with the restrictions in the Offer Memorandum and described herein. Any other parties (including holders of Shares) should always be referred to — and take notice of - the Offer Memorandum for information on the Offer and on how to tender and deliver the Shares if and insofar such referral is permitted under the selling restrictions in the Offer Memorandum.

The Offer Memorandum shall prevail in case of inconsistency with this Technical Information Memorandum. By distributing this Technical Information Memorandum, Rabobank International does not accept any responsibility or liability for (and no representation, warranty or assurance of any kind, express or implied, is or will be made as to or in relation to) the accuracy or completeness of this Technical Information Memorandum or the Offer Memorandum. The Offer Memorandum contains the information required by Article 5:76 of the Dutch Act on Financial Supervision (Wet op het financieel toezicht, the Wft) in conjunction with Article 8, paragraph 1 of the Dutch Decree on public offers Wft (Besluit openbare biedingen Wft, the Decree) in connection with the Offer.

The Offer is being made with due observance of such statements, conditions and restrictions as are included in the Offer Memorandum. The Offeror reserves the right to accept any tender under the Offer, which is made by or on behalf of a Shareholder, even if it has not been made in the manner set out in the Offer Memorandum.

The distribution of the Offer Memorandum and the making of the Offer in jurisdictions other than the Netherlands and the U.S. may be restricted or prohibited by law. The Offeror is currently not aware of any jurisdiction where the making of the Offer is restricted or prohibited by law. If the Offeror becomes aware of any such restriction or prohibition on the making of the Offer or the acceptance of the Shares, the Offeror will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the Offer. If, after a good faith effort, the Offeror cannot comply, the Offeror will not make the Offer to the holders of Shares in that jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional advisor immediately.

Persons obtaining the Offer Memorandum are required to take due note and observe all such restrictions and obtain any necessary authorizations, approvals or consents (to the extent applicable). Outside of the Netherlands and the U.S., no actions have been taken (nor will actions be taken) to make the Offer possible in any jurisdiction where such actions would be required. In addition, the Offer Memorandum has not been filed with or recognized by the authorities of any jurisdiction other than the Netherlands and the U.S.

Neither the Offeror, nor DEMB, nor any of their advisors accept any liability for any violation by any person of any such restriction. Any person, including custodians, nominees and trustees, who forwards or intends to forward the Offer Memorandum or any related document to any jurisdiction outside the Netherlands or the U.S. should carefully read Sections 2 (Restrictions) and 3 (Important information) of the Offer Memorandum before taking any action. The release, publication or distribution of the Offer Memorandum and any documentation regarding the Offer or the making of the Offer in jurisdictions other than the Netherlands and the U.S. may be restricted by law and therefore persons into whose possession the Offer Memorandum comes should inform themselves about and observe such restrictions. Any failure to comply with any such restriction may constitute a violation of the law of any such jurisdiction.

This Technical Information Memorandum does not constitute an offer or invitation for the sale, purchase, exchange or transfer of any securities or any recommendation to enter into the Offer, and is not intended to form the basis of any investment decision regarding the Offer or otherwise.

Certain technical and administrative guidelines with regard to the recommended cash offer for all the issued and outstanding ordinary shares in the capital of DE MASTER BLENDERS 1753 N.V.

The purpose of this Technical Information Memorandum is only to set out administrative and technical guidelines in relation to the Offer. This Technical Information Memorandum mainly sets out administrative and technical guidelines concerning the Shares, which are tradable on NYSE Euronext Amsterdam and are having the ISIN NL0010157558.

For further detailed information, reference is made to the Offer Memorandum including the Dutch summary. The Offer Memorandum, will be available free of charge via:

The Offeror	D.E MASTER BLENDERS 1753
Oak Leaf B.V.	D.E MASTER BLENDERS 1753 N.V.
Oudeweg 147	Oosterdokstraat 80
2031 CC Haarlem	1011 DK Amsterdam
The Netherlands	The Netherlands

Exchange Agent

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International) has been appointed as Exchange Agent in the context of the Offer.

Croeselaan 18

P.O. Box 17100

3500 HG Utrecht

The Netherlands

Tel: +31 (0) 30 712 3785

Fax: +31 (0) 30 712 3474

Email: prospectus@rabobank.com

Furthermore, please find enclosed two  different acceptance forms (Acceptance Forms), by means of which the Shares must be tendered in the event you should wish to accept the Offer on behalf of any of your clients. The EUR Cash Settlement Form should be used to notify us about the number of shares to be settled in EUR. The USD Cash Settlement Form should be used to notify us about the number of shares chosen for settlement in USD. Digital copies of the Offer Memorandum are available on the website of DEMB (www.demasterblenders1753.com). Copies of the Offer Memorandum are also available free of charge at the offices of DEMB and the Exchange Agent at the addresses mentioned above. The DEMB website does not constitute a part of, and is not incorporated by reference into, this Technical Information Memorandum or the Offer Memorandum.

Yours sincerely,

Rabobank International

Indicative Timetable

The times and dates below are indicative only.

Expected date and time	Event
19 June 2013	Press release announcing the availability of the Offer Memorandum and the Position Statement and the commencement of the Offer

9:00 hours CET (03:00 hours EST) on 20 June 2013	Commencement of the Acceptance Period in accordance with section 14(2) of the Decree

[14:00] hours CET on [31 July] 2013	Extraordinary General Meeting of Shareholders in which, among other matters, the Offer will be discussed in accordance with the provisions of section 18(1) of the Decree

17:40 hours CET (11:40 hours EST) on 15 August 2013, unless extended	Initial Acceptance Closing Date Deadline for Shareholders wishing to tender Shares, unless extended in accordance with section 15(2) of the Decree

Within three Dutch Business Days after the Acceptance Closing Date	Unconditional Date The date on which the Offeror shall publicly announce whether the Offer is declared unconditional in accordance with section 16(1) of the Decree

Within three Dutch Business Days after the Unconditional Date	Post-Closing Acceptance Period The Offeror will announce a Post-Closing Acceptance Period for the Offer for a period of [two weeks]

During such Post-Closing Acceptance Period, Shareholders that have not yet tendered their Shares under the Offer will be given the opportunity to do so in the same manner and under the same terms and conditions as the Offer as set out in the Offer Memorandum all in accordance with section 17 of the Decree

No later than three Dutch Business Days after the Unconditional Date

Settlement Date

The date on which, in accordance with the terms and conditions of the Offer, the Offeror shall pay the Offer Price per Share to the Shareholders who during the Acceptance Period have validly tendered, or defectively tendered provided that such defect has been waived by the Offeror, and transferred their Shares under the Offer during the Acceptance Period.

Important Information

The Offeror

The Offeror is a private limited liability company incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands and registered with the trade register of the Chamber of Commerce with number 57585083. The Offeror has its registered office and principal place of business at Oudeweg 147, 2031 CC Haarlem, the Netherlands and telephone +31 (0) 23 230 28 83.

The Offeror has been incorporated for the purpose of making the Offer and has not carried on any business prior to the date hereof, other than with respect to the Offer and related equity and debt financing arrangements.

The Offeror’s share capital is divided in shares with a nominal value of EUR 0.01 each. The issued and outstanding share capital of the Offeror is fully paid-up. The Offeror’s articles of association provide that shares are held in registered form.

The Offeror is a wholly owned subsidiary of Acorn, which is a wholly owned subsidiary of Acorn Holdings and Acorn Holdings is a wholly owned subsidiary of Forest.

For further information regarding the Offeror, please see Section 8 of the Offer Memorandum.

The Offer

The Offeror is making an offer to purchase all Shares at a price of an amount in cash of EUR 12.50 (twelve euro and fifty euro cents) cum dividend (less any applicable withholding taxes and without interest) in the manner and subject to the terms and conditions set out in the Offer Memorandum.

USD Settlement option

PLEASE MAKE SURE TO INCLUDE THE USD SETTLEMENT OPTION IN ALL COMMUNICATION TOWARDS SHAREHOLDERS.

Shareholders who accept the Offer and tender their Shares may at such time elect to receive the Offer Price in USD, in which case the USD equivalent of the Offer Price will be calculated using the European Central Bank euro foreign exchange reference rate (the “Conversion Rate”):

(a)                                one Business Day after the Unconditional Date with respect to Shares tendered during the Acceptance Period; and

(b)                                one Business Day following the day on which the acceptance of the Offer and tender of the Shares by the relevant Shareholder is received by the Exchange Agent with respect to Shares tendered during the Post-Closing Acceptance Period.

The Conversion Rate is based on a regular daily concertation procedure between central banks across Europe and worldwide, normally takes place at 14:15 CET and is being published on the European Central Bank’s website (https://www.ecb.int/stats/exchange/eurofxref/html/index.en.html) by 15:00 CET.

During the Post-Closing Acceptance Period, the Conversion Rate used to calculate the USD equivalent of the Offer Price received by a Shareholder may differ from the Conversion Rate used to calculate the USD equivalent of the Offer Price received by other Shareholders depending on the date on which such Shareholder accepted the Offer and tendered its Shares.

The Conversion Rate used to calculate the USD equivalent of the Offer Price may differ from the prevailing EUR to USD exchange rate on the date on which a shareholder accepts the Offer and tenders his Shares and the date on which Settlement with respect to such Shares takes place. Any fluctuations in the EUR to USD exchange rate shall be for the account and risk of the Shareholders. None of the Offeror, DEMB, the Exchange Agent, the Information Agent, the U.S. Dealer Manager, the Tender Agent for Direct Registry and their respective advisors or agents shall have any responsibility with respect to, or be liable for, the actual amount of cash consideration payable other than in EUR.

The Exchange Agent will charge a currency exchange commission of 0.3% of the Offer Price per Tendered Share, if a Shareholder chooses to receive a USD equivalent of the Offer Price. This commission will be deducted from the cash amount to be paid to the relevant Shareholder.

Distributions

In the event any dividend or other distribution on the Shares (each, a “Distribution” and collectively, the “Distributions”) is declared by DEMB prior to Settlement, the Offer Price will be decreased by the full amount of any such Distribution in respect of each Share (before any applicable withholding tax).

In the event that the Offer Price is adjusted due to the declaration of any Distributions, the Offeror will ensure that the Offer will remain open for at least ten U.S. business days after the Offeror announces such adjustment to the Offer Price.

Any adjustment to the Offer Price resulting from a Distribution will be communicated by press release in accordance with Section 5.13 (Announcements) of the Offer Memorandum.

Acceptance by holders of Shares through Admitted Institutions

Holders of Shares which are held through an Admitted Institution are requested to make their acceptance known via their bank or stockbroker no later than 17:40 hours CET (11:40 hours EST) on 15 August 2013, unless the Acceptance Period is extended in accordance with Section 5.7 (Extension) of the Offer Memorandum. The relevant bank or stockbroker may set an earlier deadline for communication by holders of such Shares in order to permit the bank or stockbroker to communicate their acceptance to the Exchange Agent in a timely manner.

The Admitted Institutions may tender Shares for acceptance only to the Exchange Agent and only in writing. In submitting the acceptance, the Admitted Institutions are required to declare that:

(a)                                they have the Tendered Shares in their administration;

(b)                                each Shareholder who accepts the Offer irrevocably represents and warrants that the Shares tendered by him are being tendered in compliance with the restrictions in Sections 2 (Restrictions) and 3 (Important Information) of the Offer Memorandum; and

(c)                                 they undertake to transfer these Shares to the Offeror on or before the Settlement Date, provided that the Offer has been declared unconditional (gestand wordt gedaan).

Subject to the withdrawal rights in Section 5.4 (Withdrawal Rights) of the Offer Memorandum, the tendering of Shares in acceptance of the Offer shall constitute irrevocable instructions to block any attempt to transfer the Shares tendered, so that on or prior to the Settlement Date no transfer of such Shares may be effected (other than to the Exchange Agent on or prior to the Settlement Date if the Offer has been declared unconditional (gestand wordt gedaan) and the Shares have been accepted for purchase) and to debit the securities account in which such Shares are held on the Settlement Date in respect of all of the Shares tendered against payment by the Exchange Agent of the Offer Price, in respect of those Shares.

The Admitted Institutions may tender Shares with ISIN NL0010157558 for acceptance during the Offer Period to the following address:

Rabobank International GFM Securities Operations

Attn: C. Wisse / J. Bouwknegt (UEP B5058)

Europalaan 44, 3526 KS Utrecht, The Netherlands

Fax: +31 (0) 30 291 8781 / Tel: +31 (0) 30 712 1403

Acceptance by holders of Shares individually recorded in DEMB’s shareholders’ register

Please note that Shareholders owning  Shares individually recorded in DEMB’s shareholders’ register at the Tender Agent for Direct Registry wishing to accept the Offer in respect of such shares and to tender and transfer (leveren) such Shares are directed to read Section 5.2.3 of the Offer Memorandum fully and may follow the instructions and complete the tender process on the site www.cpu-us.com/demb or call Computershare Trust Company, N.A. toll-free at 800-214-7371 and follow the instructions provided and complete the tender process no later than 17:40 hours CET (11:40 hours EST) on the Initial Acceptance Closing Date, unless the Acceptance Period is extended in accordance with Section 5.7 (Extension) of the Offer Memorandum.

Withdrawal rights

A shareholder may withdraw Shares tendered under the Offer at any time prior to the Acceptance Closing Date, unless extended in accordance with section 15(2) of the Decree and this Offer Memorandum. After the Acceptance Closing Date, Shareholders that have tendered Shares to the Offer will not be able to withdraw any such tendered Shares.

To withdraw previously tendered shares that are not individually recorded in DEMB’s shareholders’ register, Shareholders must instruct the Admitted Institution they initially instructed to tender the Shares to arrange for the withdrawal of such Shares by the timely deliverance of a written or facsimile transmission notice of withdrawal to the Exchange Agent at the address set out in this Offer Memorandum.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set out in this Technical Information Memorandum. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares.

The signature(s) on the notice of withdrawal must be guaranteed by an Admitted Institution, or unless such Shares have been tendered for the account of any Admitted Institution.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in the Offeror’s sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Offeror or any of its Affiliates or assigns, the Exchange Agent, the Information Agent, the Tender Agent for Direct Registry, the U.S. Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 5.2 (Acceptance by Shareholders) of the Offer Memorandum at any time prior to the expiration of the Offer.

If the Offeror extends the Offer, delays its acceptance of Shares, or the Offeror is unable to accept any Shares under the Offer, for any reason, then, without prejudice to the Offeror’s rights under the Offer, the Exchange Agent may nevertheless, on the Offeror’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders exercise withdrawal rights as described in this Section 5.4 (Withdrawal rights) prior to the expiration time of the Offer or as otherwise required by Rule 14e-1(c) under the Exchange Act.

During the Post-Closing Acceptance Period, no withdrawal rights will apply to Shares tendered during such Post-Closing Acceptance Period or to Shares tendered under the Offer and accepted by the Offeror.

Acceptance Period

The Acceptance Period begins at 09:00 hours CET (03:00 hours EST) on 20 June 2013 and ends at 17:40 hours CET (11:40 hours EST) on 15 August 2013, unless extended in accordance with section 15 of the Decree and the provisions of this Offer Memorandum.

The Offeror reserves the right to extend the Acceptance Period. Reference is made to Section 5.7 (Extension) of the Offer Memorandum.

If all Offer Conditions are satisfied or, where appropriate, waived, the Offeror will accept all Shares that have been validly tendered, or defectively tendered provided that such defect has been waived by the

Offeror, and not previously validly withdrawn on the terms of the Offer in accordance with the procedures set forth in Section 5.2 (Acceptance by Shareholders) of the Offer Memorandum.

Any acceptance of the Offer and tender of Shares after the end of the Acceptance Period, but before the end of the Post-Closing Acceptance Period, will be deemed to constitute an acceptance of the Offer and a tendering of Shares during the Post-Closing Acceptance Period.

Declaring the Offer unconditional

The Offer is subject to the fulfillment of the Offer Conditions, including the condition that on the Acceptance Closing Date the number of Tendered Shares, the Shares that are directly or indirectly held by the Offeror or any of its Affiliates and the Shares that are unconditionally and irrevocably committed to the Offeror or any of its Affiliates represent at least 95% of all Shares on a fully diluted basis. The Offeror reserves the right to waive certain Offer Conditions. Reference is made to Section 6.2.1 (Offer Conditions) of the Offer Memorandum.

The Offer shall be declared unconditional (gestand wordt gedaan), if the Offer Conditions are fulfilled or waived, as the case may be.

No later than on the third Dutch Business Day following the Acceptance Closing Date, such date being the “Unconditional Date”, the Offeror will determine whether the Offer Conditions have been fulfilled or are to be waived. In addition, the Offeror will announce on the Unconditional Date, in accordance with section 16(1) of the Decree, whether:

(a)                                the Offer has been declared unconditional;

(b)                                the Offer will be extended in accordance with section 15 of the Decree; or

(c)                                 the Offer is terminated as a result of the Offer Conditions not having been fulfilled or waived.

Extension

If any Offer Condition is not satisfied or waived on the Initial Acceptance Closing Date, the Offeror may extend the Acceptance Period once for a period of at least two weeks and not more than ten weeks, provided that if the Offer Condition in 6.2.1(b) is not satisfied or waived on the Initial Acceptance Closing Date the Offeror must extend the Acceptance Period for one period until such time as the Offeror and DEMB reasonably believe is necessary to cause the Offer Condition 6.2.1(b) to be satisfied, subject to Section 15 of the Decree.

The Offeror may extend the Offer for more than one period, subject to clearance of the AFM, which will only be given in exceptional circumstances.

If the Offer is extended, all references in this Offer Memorandum to 17:40 hours CET (11:40 hours EST) on 15 August 2013 will be changed, unless the context requires otherwise, to the date and time to which the Offer has been so extended.

If the Offer is extended and the obligation pursuant to section 16 of the Decree to announce whether the Offer has been declared unconditional is postponed, a public announcement to that effect shall be made no later than the third Dutch Business Day following the Initial Acceptance Closing Date in accordance with the provisions of section 15 of the Decree.

During an extension of the Acceptance Period, any Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of each Shareholder, in accordance with Section 5.4 (Withdrawal Rights), to withdraw the Shares already tendered during the Acceptance Period.

Post-Closing Acceptance Period (na-aanmeldingstermijn)

In the event that the Offeror announces that the Offer is declared unconditional, the Offeror will, in accordance with section 17 of the Decree, within three Dutch Business Days after declaring the Offer unconditional, publicly announce a post-closing acceptance period (na-aanmeldingstermijn) and a subsequent offering period, in accordance with Rule 14d-11 under the Exchange Act, (the “Post-Closing Acceptance Period”) of at least five Business Days to enable Shareholders who did not tender their Shares during the Acceptance Period to tender their Shares under the same terms and conditions as the Offer.

The Offeror will publicly announce the results of the Post-Closing Acceptance Period and the total amount and total percentage of Shares held by it in accordance with section 17(4) of the Decree ultimately on the third Dutch Business Day following the last day of the Post-Closing Acceptance Period.

The Offeror shall continue to accept all Shares validly tendered, or defectively tendered, provided that such defect has been waived by the Offeror, during such Post-Closing Acceptance Period and shall pay for such Shares promptly, and in any event within three Dutch Business Days, following the date on which the relevant Shareholder accepted the Offer and tendered its Shares.

Shareholders should note that the Offeror undertakes to make the payment of the Offer Price (e.g. by mailing the checks) in respect of each Share tendering during the Post-Closing Acceptance Period promptly, and in any event within three Dutch Business Days, following the date on which the relevant Shareholder accepted the Offer and tendered its Shares. The Offeror cannot guarantee that Shareholders will receive the payment within such period.

During the Post-Closing Acceptance Period, Shareholders have no right to withdraw Tendered Shares from the Offer.

Post-Closing Merger and Liquidation

If (i) the Offer is declared unconditional, (ii) the Merger Resolution is adopted and in full force and effect and (iii) the Acceptance Level immediately after the Post-Closing Acceptance Period is less than 95% of all Shares on a fully diluted basis, the Offeror intends to pursue the Post-Closing Merger and Liquidation.

For the purposes of this Technical Information Memorandum, “Post-Closing Merger and Liquidation” shall mean the post-closing restructuring consisting, in summary, of the following steps:

•                                         the Merger Proposal being unanimously adopted by the Board and the managing boards of New Oak and Oak Sub and the adopting of the Merger Resolution by the EGM and the general meeting of shareholders of New Oak and Oak Sub;

•                                        the execution of the notarial deed with respect to the Legal Merger, which Legal Merger will become effective on the next day;

•                                         the sale and transfer of all issued and outstanding shares in the capital of Oak Sub to the Offeror against payment of the Consideration, consisting of the Cash Consideration and the Note (the “Share Sale”);

•                                         the dissolution (ontbinding) and liquidation (vereffening) of New Oak in accordance with section 2:19 of the Dutch Civil Code (the “Liquidation”) upon completion of the Share Sale; and

•                                         the intended payment of an advance liquidation distribution by New Oak to the New Oak Shareholders, which will result in the payment of an amount equal to the Offer Price per share in the capital of New Oak held by a New Oak Shareholder, without interest and subject to withholding and other taxes,

The distribution by New Oak of the advance liquidation distribution and, if applicable, the final distribution, to the New Oak Shareholders in respect of the New Oak Shares under the Liquidation would generally be subject to 15% Dutch dividend withholding tax to the extent such distributions in respect of each of the New Oak Shares exceed the average paid-in capital (as recognized for Dutch dividend withholding tax purposes) of such New Oak Shares. On the basis of the Tax Ruling issued by the Dutch tax authorities, generally the amount of Dutch dividend withholding tax in respect of the Liquidation Distribution per New Oak Share would be approximately EUR 0.436 (15% of EUR 2.909, being the excess of the Liquidation Distribution per New Oak Share in the amount of the Offer Price of EUR 12.50 over the average paid-in capital as recognized for Dutch dividend withholding tax purposes of EUR 9.591 per New Oak Share), which is approximately 3.5% of the Offer Price. The Dutch income tax consequences of the Liquidation are in principle the same as the Dutch income tax consequences of the Offer. Reference is made to Section 10.1.6 (Post-Closing Merger and Liquidation) of the Offer Memorandum. The Dutch income tax consequences of the Liquidation are in principle the same as the Dutch income tax consequences of the Offer. Reference is made to Section 10.1.6 (Post-Closing Merger and Liquidation) of the Offer Memorandum.

Although it is intended that the Liquidator will make one single advance liquidation payment of an amount equal to the Offer Price per share held by a New Oak Shareholder, the Liquidator may delay all or part of the payment as a result of material unforeseen circumstances.

Once the final distribution, if any, has occurred, New Oak will be effectively liquidated and will cease to exist by operation of law.

Settlement

In the event that the Offeror announces that the Offer is declared unconditional, the Shareholders having tendered their Shares for acceptance on or prior to the Acceptance Closing Date will be paid no later than on the Settlement Date, the Offer Price in respect of each Share validly tendered and not validly withdrawn, or defectively tendered and not validly withdrawn provided that such defect has been waived by the Offeror, and transferred on the terms and subject to the conditions and restrictions of this Offer Memorandum.

Shareholders should note that the Offeror undertakes to make the payment of the Offer Price (e.g. by mailing the checks) in respect of each Share tendering during the initial Acceptance Period within three Dutch Business Days following the Unconditional Date. The Offeror cannot guarantee that Shareholders will receive the payment within such period.

Upon Settlement with respect to any Tendered Share, the dissolution (ontbinding) or annulment (vernietiging) of the tendering of such Tendered Share is not permitted.

Withholding

The Offeror and DEMB are entitled to deduct and withhold from the Offer Price such amounts that the Offeror or DEMB is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax or social security law. To the extent that amounts are so withheld by the Offeror or DEMB, such amounts shall be treated for all purposes as having been paid to the Shareholders, on behalf of which such deduction and withholding was made by the Offeror or DEMB.

Commission

No costs will be charged to the Shareholders by the Offeror or DEMB for the delivery and payment of the Shares, if an Admitted Institution is involved. The Offeror and DEMB cannot rule out that Admitted Institutions or banks or stockbrokers will charge costs to the Shareholders. Shareholders should consult their Admitted Institution, bank or stockbroker regarding any such fees. Costs might also be charged if a foreign institution is involved in the delivery and payment of the Shares.

No costs will be charged to the Shareholders by the Offeror or DEMB for the delivery and payment of the Shares, if such Shares are individually recorded in DEMB’s shareholders’ register.

Admitted Institutions shall receive from the Exchange Agent on behalf of the Offeror a commission in the amount of EUR 0.00125 in respect of each Share validly tendered and not validly withdrawn, or defectively tendered and not validly withdrawn provided that such defect has been waived by the Offeror, and transferred, up to a maximum of EUR 1,000 per Shareholder account. The commission must be claimed from the Offeror through the Exchange Agent upon the Settlement Date.

Restrictions

The Offer is being made with due observance of the statements, conditions and restrictions included in this Offer Memorandum.

Without prejudice to the Offeror’s right to reject defective tenders, the Offeror reserves the right to accept any tender under the Offer that is made by, or on behalf of, a Shareholder, even if it has not been effected in the manner as in Section 5.2 (Acceptance by Shareholders) of the Offer Memorandum.

Announcements

Any further announcements declaring whether the Offer is declared unconditional and announcements in relation to an extension of the Acceptance Period will be issued by press release. Any joint press release issued by the Offeror and DEMB will be made available on the website of DEMB (www.demasterblenders1753.com). Any press release issued by the Offeror will be made available on the website of the Offeror’s communications advisor, Hill & Knowlton (www.hkstrategies.nl/en).

Subject to any applicable requirements of the Bidding Rules and other applicable laws and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will have no obligation to communicate any public announcement other than as described above.

Useful contacts

Rabobank International — Equity Syndicate

Lesley Elkhuizen	Phone: +31 30 712 3785	email: lesley.elkhuizen@rabobank.com
Mathijs van der Meer	Phone: +31 30 712 1338	email: mathijs.van.der.meer@rabobank.com

Rabobank International — Settlement Agent

Carolina Wisse	Phone: +31 30 712 1403	email: carolina.wisse@rabobank.com
Jan Bouwknegt	Phone: +31 30 712 1686	email: jan.bouwknegt@rabobank.com

EUR CASH SETTLEMENT FORM

Acceptance Period Closing Date 17.40 hours CET on 15 August 2013

ACCEPTANCE FORM ORDINARY SHARES DE MASTER BLENDERS 1753 NV

ISIN NL0010157558

ONLY USE THIS FORM FOR CASH SETTLEMENT IN EUR

The Shares must be delivered, prior to or ultimately on the Settlement Date, to the Settlement Agent’s Euroclear Netherlands account 28325 in favor of account 212000325.

To	: Rabobank International GFM Securities Operations

Attn.	: C. Wisse / J. Bouwknegt (UEP B5034)
Europalaan 44
3526 KS Utrecht
The Netherlands
Fax: +31 (0)30 291 8781(1)

The undersigned(2)(3):

Street:

Postal code/City:

Contact person:

Telephone No.:                                       Fax No.:

Registration Number at Euroclear Nederland:

Intermediary Bank/Account with

SWIFT address:

Account:

Beneficiary:

Swift Address:

Account/IBAN:

The undersigned hereby tenders under the conditions of the Offer, for settlement in EUR, on behalf of:

                    Custody clients holding                                               Ordinary Shares (4)

                    Custody clients holding                                               Ordinary Shares (5)

the undersigned                                                                                  Ordinary Shares (6)

Total Ordinary Shares                                                                      Ordinary Shares

The undersigned hereby declares that (i) it has the tendered Ordinary Shares in its administration, (ii) each Shareholder who accepts the Offer irrevocably represents and warrants that the Ordinary Shares tendered by it are being tendered in compliance with the restrictions set out in Section 2 (Restrictions) of the Offer Memorandum, and (iii) it undertakes to deliver (leveren) these Ordinary Shares to the Offeror prior to or ultimately on the Settlement Date, provided that the Offer is declared unconditional (gestand wordt gedaan).

	(Place)	(Date)
By:
Name:
Title:

(1) Please also send the original to the above address.

(2) Please use block capitals.

(3) Name of admitted institution.

(4) Total number of Shares, excluding large deposits (depots<800,000 Shares)

(5) Number of custody clients and total number of Shares in respect of maximum commission of EUR 1,000 (depots>800,000 Shares).

(6) No commission will be paid for the number of Shares for the undersigned held on its own account.

USD CASH SETTLEMENT FORM

Acceptance Period Closing Date 17.40 hours CET on 15 August 2013

ACCEPTANCE FORM ORDINARY SHARES DE MASTER BLENDERS 1753 NV

ISIN NL0010157558

ONLY USE THIS FORM FOR CASH SETTLEMENT IN USD

The Shares must be delivered, prior to or ultimately on the Settlement Date, to the Settlement Agent’s Euroclear Netherlands account 28325 in favor of account 212000325.

To	: Rabobank International GFM Securities Operations

Attn.	: C. Wisse / J. Bouwknegt (UEP B5034)
Europalaan 44
3526 KS Utrecht
The Netherlands
Fax: +31 (0)30 291 8781(1)

The undersigned(2)(3):

Street:

Postal code/City:

Contact person:

Telephone No.:                                        Fax No.:

Registration Number at Euroclear Nederland:

Corresponding Bank:

SWIFT address:

Intermediary Bank/Account with

SWIFT address:

Account:

Beneficiary:

Swift Address:

Account/IBAN:

The undersigned hereby tenders under the conditions of the Offer, for settlement in USD, on behalf of:

                    Custody clients holding                                               Ordinary Shares (4)

                    Custody clients holding                                               Ordinary Shares (5)

the undersigned                                                                                  Ordinary Shares (6)

Total Ordinary Shares                                                                      Ordinary Shares

The undersigned hereby declares that (i) it has the tendered Ordinary Shares in its administration, (ii) each Shareholder who accepts the Offer irrevocably represents and warrants that the Ordinary Shares tendered by it are being tendered in compliance with the restrictions set out in Section 2 (Restrictions) of the Offer Memorandum, and (iii) it undertakes to deliver (leveren) these Ordinary Shares to the Offeror prior to or ultimately on the Settlement Date, provided that the Offer is declared unconditional (gestand wordt gedaan).

	(Place)	(Date)
By:
Name:
Title:

(1) Please also send the original to the above address.

(2) Please use block capitals.

(3) Name of admitted institution.

(4) Total number of Shares, excluding large deposits (depots<800,000 Shares)

(5) Number of custody clients and total number of Shares in respect of maximum commission of EUR 1,000 (depots>800,000 Shares).

(6) No commission will be paid for the number of Shares for the undersigned held on its own account.